                                  EXHIBIT 99.1


             SCHUFF STEEL COMPANY ANNOUNCES DEFINITIVE AGREEMENT TO
                          ACQUIRE SIX INDUSTRIES, INC.

 DEAL EXPECTED TO CLOSE IN 3RD QUARTER 1998 AND BE ACCRETIVE TO EARNINGS DURING
                                      1998



PHOENIX, AZ, AUGUST 13, 1998 -- SCHUFF STEEL COMPANY (NASDAQ: SHUF), today announced that it has entered into a definitive agreement to acquire all of the capital stock of Six Industries, Inc., ("Six") a privately held company headquartered in Houston, Texas.

The purchase price is estimated to be $16 million cash, subject to adjustment based on Six's cash on hand and long-term debt at the closing. Schuff Steel anticipates that the deal will close in the third quarter of 1998. The acquisition will be recorded under the purchase method of accounting.

Six and its subsidiary, Aitken Products, provide a wide array of products.

- Aitken Products manufactures equipment for use in the oil, gas, petrochemical and pipeline industries;

- Rowell Welding Works, a division of Six, manufacturers pressure vessels and related fabrication for chemical and petrochemical plants, refineries and power plants, oilfields, water treatment and aggregate handling facilities; and

- Marauder Company, also a division of Six, fabricates industrial structural steel. Marauder is one of only three key suppliers of structural steel products for Fluor Daniel for petrochemical facilities. Additionally, Marauder has provided structural steel for other major international design firms. The combination of Schuff's international and design-build experience with Marauder's long-term relationships in the petrochemical market is expected to provide Schuff Steel Company with access to new markets.

Wayne Harris, president and CEO of Six, has agreed to enter into an employment agreement and to continue to manage the day-to-day operations of Six after the acquisition.

Six posted revenues of $19.8 million in its fiscal year ended March 31, 1998, compared with revenues of $15.2 million in its fiscal year ended March 31, 1997, according to its audited financial statements for those periods. The acquisition is expected to be accretive to 1998 earnings.

The transaction is subject to a number of contingencies, including the completion of due diligence, receipt of necessary third-party approvals and other customary closing conditions.

"Schuff Steel's strategic acquisition of Six Industries further expands our geographic and market diversity," said Scott Schuff, President and CEO of Schuff Steel. "With the addition of Six and Aitken Products, we gain immediate entre into profitable industrial equipment markets and add additional fabrication capacity, which will allow Schuff Steel to perform work in-house that previously was subcontracted."

Schuff Steel Company is a rapidly growing steel fabrication and erection company providing a fully integrated range of steel construction services, including design engineering, detailing, joist manufacturing, fabrication and erection, and a level of project management expertise necessary to accommodate fast track, "design-as-you-go" projects. Examples of recent major projects are Bank One Ballpark, a state-of-the-art baseball stadium featuring a fully retractable roof constructed for Major League Baseball's Arizona Diamondbacks franchise; Agua Fria Siphon Project, an aqueduct system with more than two miles of specially fabricated, 21-foot diameter pipe; MGM Grand Hotel & Casino in Las Vegas, the world's largest hotel and casino; and Bajo de la Alumbrera in Argentina, one of the largest copper and gold mines in the world. The Company has multi-state operations primarily focused in the southwestern and southeastern United States.

      FOR INFORMATION ABOUT SCHUFF STEEL COMPANY VIA FACSIMILE AT NO COST,
                 CALL 1-800-PRO-INFO AND DIAL COMPANY CODE SHUF.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to consummate the acquisition on the terms described above, if at all. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include possible delays in consummating the acquisition, the inability of the parties to satisfy closing conditions to the transaction, if consummated, the ability of the Company and Six Industries to successfully integrate their operations, which could, among other factors, affect the combined Company's earnings, the ability of the Company to effectively manage the geographically dispersed operations of the Company, including Six Industries, and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-Q its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1998, as amended April 30, 1998, and the Company's Prospectus dated July 21, 1998 relating to the exchange offer of $100 million in aggregate principal amount of its 10 1/2% Senior Notes due June 1, 2008. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or assurance by the Company that the objectives, plans and expectations of the Company will be achieved.


                                        6